                                                 Registration No. 33-___________

                  As filed with the Securities and Exchange
                          Commission on June 27, 1995
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       ________________________________

                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       ________________________________

                             ST. PAUL BANCORP, INC.
               (Exact name of issuer as specified in its charter)

        DELAWARE                                         36-3504665
  (State of Incorporation)                (I.R.S. Employer Identification No.)

                             6700 WEST NORTH AVENUE
                            CHICAGO, ILLINOIS 60635
          (Address of principal executive offices, including zip code)

                             ST. PAUL BANCORP, INC.
                              1995 INCENTIVE PLAN
                            (Full title of the plan)
                       ________________________________

                           CLIFFORD M. SLADNICK, ESQ.
                             SENIOR VICE PRESIDENT,
                              GENERAL COUNSEL AND
                              CORPORATE SECRETARY
                             ST. PAUL BANCORP, INC.
                             6700 WEST NORTH AVENUE
                            CHICAGO, ILLINOIS 60635
                    (Name and address of agent for service)

                                 (312) 622-5000
         (Telephone number, including area code, of agent for service)
                       ________________________________

                                   COPIES TO:

                            LYNNE A. GOCHANOUR, ESQ.
                       VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                            222 NORTH LASALLE STREET
                                   SUITE 2400
                            CHICAGO, ILLINOIS 60601
                                 (312) 609-7500

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------

                                                                                       Proposed maximum
      Title of securities           Amount to be           Proposed maximum           aggregate offering          Amount of
       to be registered             registered(1)    offering price per share(2)          price(2)             registration fee
      -------------------           -------------    ---------------------------      ------------------       ----------------
Common Stock, par value $.01          900,000                   $22.56                    $20,304,000             $7,001.38
per share

- --------------------------------------------------------------------------------
(1)  Represents the maximum number of shares issuable under the Plan.
(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) based upon the aggregate of the average of the high and low sales prices for the Common Stock reported on the National Association of Securities Dealers Automated Quotation National Market System as of June 23, 1995.
================================================================================

                                     PART I

                   INFORMATION REQUIRED IN THE SECTION 10(a)

                                   PROSPECTUS



Note: The documents containing the information required by this section will be given to employees participating in the St. Paul Bancorp, Inc. 1995 Incentive Plan (the "Plan") and are not required to be filed with the Commission as a part of the Registration Statement or as an Exhibit.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents of the Registrant filed or to be filed with the Commission are incorporated herein by reference:

         (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 0-15580).

         (b) All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 1994.

         (c) The description of the Common Stock, par value $.01 per share, of the Registrant contained in the Registrant's Registration Statement on Form 8-A (File No. 0-15580) filed with the Commission on April 8, 1987 and Registration Statement on Form 8-A (File No. 0-15580) filed with the Commission on October 30, 1992, and all amendments and reports filed by the Registrant for the purpose of updating such description.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment to the Registration Statement relating to the Common Stock offered hereby which indicates that all such Common Stock has been sold, or which deregisters all such Common Stock remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         (a) Section 145 of the Delaware General Corporation Law is set forth as Exhibit 99.1 to this Registration Statement and is incorporated herein by reference.

         (b) Section 102(b)(7) of the Delaware General Corporation Law, as amended, provides that the certificate of incorporation of a Delaware corporation may include:

                 "(7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of this Title; or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with subsection (a) of Section 141 of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title."

         (c) Article IX of the Registrant's Restated Certificate of Incorporation provides:

                 "No director shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware for approval of an unlawful dividend or an unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation for acts or omissions occurring prior to the effective date of such repeal or modification."

         (d)     Article IX of the Registrant's Bylaws provides:

                          "Section 1.  Power to Indemnify in Actions, Suits or
                 Proceedings Other Than Those by or in the Right of the Corporation. Subject to Section 3 of this Article IX, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, and any appeal therein, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, and any appeal therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding, and any appeal therein, by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                          Section 2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to
                 Section 3 of this Article IX, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against amounts paid in settlement and expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation or against amounts paid in settlement unless and only to the extent that there is a determination (as set forth in Section 3 of this Article IX) that despite the adjudication of liability or the settlement, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses or amounts paid in settlement.

                          Section 3. Authorization of Indemnification. Any indemnification under this Article IX (unless ordered by a Court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, trustee, employee or agent is proper in the circumstances because such director, officer, trustee, employee or agent has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article IX and, if applicable, is fairly and reasonably entitled to indemnity as set forth in the proviso in Section 2 of this Article IX, as the case may be. Such determination shall be made (i) by board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.
                 To the extent, however, that a director, officer, trustee, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case. No director, officer, trustee, employee or agent of the Corporation shall be entitled to indemnification in connection with any action, suit or proceeding voluntarily initiated by such person unless the action, suit or proceeding was authorized by a majority of the entire board of directors.

                        4. Good Faith Defined. For purposes of any determination under Section 3 of this Article IX, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or an information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this Section 4 shall mean any other corporation or any association, partnership, joint venture, trust or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in Sections 1 or 2 of this Article IX, as the case may be.

                          Section 5.  Indemnification by a Court.
                 Notwithstanding any contrary determination in the specific case under Section 3 of this Article IX, and notwithstanding the absence of any determination thereunder, any director, officer, trustee, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article IX. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director, officer, trustee, employee or agent is proper in the circumstances because he has met the applicable standards of conduct set forth in Sections 1 and 2 of this Article IX, as the case may be. Notice of any application for indemnification pursuant to this
                 Section 5 shall be given to the

                 Corporation promptly upon the filing of such application. Notwithstanding any of the foregoing, unless otherwise required by law, no director, officer, trustee, employee or agent of the Corporation shall be entitled to indemnification in connection with any action, suit or proceeding voluntarily initiated by such person unless the action, suit or proceeding was authorized by a majority of the entire board of directors.

                          Section 6. Expenses Payable in Advance. Expenses incurred in connection with a threatened or pending action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, trustee, employee or agent to repay such amount if it shall be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article IX.

                          Section 7. Contract, Non-exclusivity and Survival of Indemnification. The indemnification provided by this Article IX shall be deemed to be a contract between the Corporation and each director, officer, employee and agent who serves in such capacity at any time while this Article IX is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. Further, the indemnification and advancement of expenses provided by this
                 Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification and advancement of expenses may be entitled under any certificate of incorporation, bylaw, agreement, contract, vote of shareholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that, subject to the limitation in Section 3 of this Article IX concerning voluntary initiation of actions, suits or proceedings, indemnification of the persons specified in Sections 1 and 2 of this Article IX shall be made to the fullest extent permitted by law. The provisions of this
                 Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Sections 1 or 2 of this
                 Article IX but whom the Corporation has the power or obligation to indemnify under the provisions of the law of the State of Delaware. The indemnification and advancement of expense provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

                          Section 8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the provisions of this Article IX.

                          Section 9.  Meaning of "Corporation" for Purposes of
                 Article IX. For purposes of this Article IX, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued."

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         The following are filed as exhibits to this Registration Statement:

           3.1   Certificate of Incorporation, as amended, of St. Paul Bancorp, Inc. (incorporated herein by reference to
                 Exhibit 3(a) to Pre-Effective Amendment No. 2 to the Registrant's Registration Statement on Form S-1
                 (Registration No. 33-11890) filed on March 26, 1987).

           3.2   Bylaws of St. Paul Bancorp, Inc., as amended (incorporated herein by reference to Exhibit 3(ii) to Registrant's
                 Annual Report on Form 10-K for the fiscal year ended December 31, 1989; Exhibit 3(iv) to Registrant's Annual
                 Report on Form 10-K for the fiscal year ended December 31, 1992; and Exhibits 3(v), 3(vi) and 3(vii) to
                 Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (File No. 0-15580)).

           4.3   Specimen Form of Common Stock Certificate of the Registrant (incorporated herein by reference to Exhibit 4.3 to
                 Post-Effective Amendment No. 2 on Form S-8 to the Registrant's Registration Statement on Form S-1 (Registration
                 No. 33-11890) filed on October 29, 1987).

           4.4   Rights Agreement dated as of October 26, 1992, between St. Paul Bancorp, Inc. and the First National Bank of
                 Boston, as Rights Agent (incorporated herein by reference to Exhibit 1 to the Registrant's Form 8-K
                 (File No. 0-15580) dated October 26, 1992).

          *5.1   Opinion of Clifford M. Sladnick, Esq.

          10.2   St. Paul Bancorp, Inc. 1995 Incentive Plan (incorporated herein by reference to Exhibit A to Registrant's definitive Proxy Statement on Schedule 14A (File No. 0-15580) dated March 27, 1995).

         *23.1   Consent of Clifford M. Sladnick, Esq. (included in his opinion filed as Exhibit 5.1).

         *23.2   Consent of Ernst & Young LLP.

         *24.1   Power of Attorney (included on signature page to Registration Statement).

         *99.1   Section 145 of the Delaware General Corporation Law.

- ---------------

*   Filed herewith.

ITEM 9.  UNDERTAKINGS.

         (A)     RULE 415 OFFERINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (B)     FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY
                 REFERENCE.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (H) ACCELERATION OF EFFECTIVE DATE OR FILING OF REGISTRATION STATEMENT ON FORM S-8.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 26th day of June, 1995.

                                        St. Paul Bancorp, Inc.



                                        By: /s/ JOSEPH C. SCULLY
                                            ---------------------------------
                                                Joseph C. Scully, Chairman and
                                                  Chief Executive Officer

         Each person whose signature appears below constitutes and appoints Joseph C. Scully, Patrick J. Agnew and Clifford M. Sladnick his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate such registration process, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 26th day of June, 1995, by the following persons in the capacities indicated.

PRINCIPAL EXECUTIVE OFFICER:



/s/ JOSEPH C. SCULLY                           Director, Chairman of the Board
- ------------------------------------           and Chief Executive Officer
Joseph C. Scully

PRINCIPAL FINANCIAL OFFICER:



/s/ ROBERT N. PARKE                            Senior Vice President and
- ------------------------------------           Treasurer
Robert N. Parke

PRINCIPAL ACCOUNTING OFFICER:



/s/ PAUL J. DEVITT                             First Vice President and
- ------------------------------------           Controller
Paul J. Devitt

AND BY A MAJORITY OF THE BOARD OF DIRECTORS:

                          NAME                                                     TITLE
                          ----                                                     -----



 /s/ PATRICK J. AGNEW                                         Director, President and Chief Operating
 -----------------------------------------------------
 Patrick J. Agnew                                             Officer


 /s/ WILLIAM A. ANDERSON                                      Director
 -----------------------------------------------------
 William A. Anderson



 /s/ JOHN W. CROGHAN                                          Director
 -----------------------------------------------------
 John W. Croghan



 /s/ ALAN J. FREDIAN                                          Director
 -----------------------------------------------------
 Alan J. Fredian


 /s/ KENNETH J. JAMES                                         Director
 -----------------------------------------------------
 Kenneth J. James



 /s/ JEAN C. MURRAY, O.P.                                     Director
 -----------------------------------------------------
 Jean C. Murray, O.P.


 /s/ MICHAEL R. NOTARO                                        Director
 -----------------------------------------------------
 Michael R. Notaro



 /s/ JOHN J. VIERA                                            Director
 -----------------------------------------------------
 John J. Viera



 /s/ JAMES B. WOOD                                            Director
 -----------------------------------------------------
 James B. Wood

                                 EXHIBIT INDEX

                                                                                                 Sequential
     Exhibit                                                                                        Page
     Number    Document Description                                                                Number
     ------    --------------------                                                             ------------

       3.1     Certificate of Incorporation, as amended, of St. Paul Bancorp, Inc.
               (incorporated herein by reference to Exhibit 3(a) to Pre-Effective Amendment
               No. 2 to the Registrant's Registration Statement on Form S-1 (Registration
               No. 33-11890) filed on March 26, 1987).

       3.2     Bylaws of St. Paul Bancorp, Inc., as amended (incorporated herein by reference to Exhibit 3(ii) to Registrant's Annual Report on Form 10-K for the
               fiscal year ended December 31, 1989; Exhibit 3(iv) to Registrant's Annual
               Report on Form 10-K for the fiscal year ended December 31, 1992; and Exhibits
               3(v), 3(vi) and 3(vii) to Registrant's Annual Report on Form 10-K for the
               fiscal year ended December 31, 1993 (File No. 0-15580)).

       4.3     Specimen Form of Common Stock Certificate of the Registrant (incorporated herein by reference to Exhibit 4.3 to Post-Effective Amendment No. 2 on Form
               S-8 to the Registrant's Registration Statement on Form S-1 (Registration No.
               33-11890) filed on October 29, 1987).

       4.4     Rights Agreement dated as of October 26, 1992, between St. Paul Bancorp, Inc.
               and the First National Bank of Boston, as Rights Agent (incorporated herein by reference to Exhibit 1 to the Registrant's Form 8-K (File No. 0-15580)
               dated October 26, 1992).

      *5.1     Opinion of Clifford M. Sladnick, Esq.

      10.2     St. Paul Bancorp, Inc. 1995 Incentive Plan (incorporated herein by reference to Exhibit A to Registrant's definitive Proxy Statement on Schedule 14A (File
               No. 0-15580) dated March 27, 1995).

     *23.1     Consent of Clifford M. Sladnick, Esq. (included in his opinion filed as
               Exhibit 5.1).

     *23.2     Consent of Ernst & Young LLP.

     *24.1     Power of Attorney (included on signature page to Registration Statement).

     *99.1     Section 145 of the Delaware General Corporation Law.

- ---------------

*   Filed herewith.